UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 9, 2006
CAMBREX CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE	1-10638	22-2476135

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY		07073

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (201) 804-3000
Check the appropriate box if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAMBREX CORPORATION
Form 8-K
Current Report
November 15, 2006
Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
     Cambrex Corporation is reporting under Item 1.01 that effective November 10, 2006, the Company entered into a one year Consulting Agreement (the November 2006 Consulting Agreement) with Mr. Gary L. Mossman, former Chief Operating Officer, under which Mr. Mossman will be paid $10,000 per month plus expenses and will perform the services related to development projects for the Company’s Human Health segment. The November 2006 Consulting Agreement is filed as an Exhibit to this 8-K, and the forgoing description is qualified in its entirety by the November 2006 Consulting Agreement filed herewith. As previously disclosed (Cambrex Corporation Current Report on Form 8-K dated August 25, 2004), upon Mr. Mossman’s appointment to Chief Operating Officer, the Company had agreed to enter into a consulting agreement with Mr. Mossman upon his retirement, such agreement was to be for a two year duration at $75,000 per year for five days of service per month. This agreement has no force and effect and has been superseded in its entirety by the November 2006 Consulting Agreement.
Section 8 — Other Events
Item 8.01 Other Events
     On November 9, 2006, Mr. James A. Mack exercised the remaining 50,000 of his 150,000 Stock Appreciation Rights (SARs), which were due to expire on December 31, 2006, at an exercise price of $22.51. The award of, vesting, and partial exercise of Mr. Mack’s SARs has been disclosed in prior filings. Pursuant to the exercise, of the 50,000 SARs, Mr. Mack received cash compensation in the amount of $160,500, less applicable withholding.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

(10.44)	November 2006 Consulting Agreement between Gary L. Mossman and Cambrex Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

CAMBREX CORPORATION

Date: November 15, 2006	By:	/s/ Peter E. Thauer
Name: Peter E. Thauer
Title: Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit 10.44	November 2006 Consulting Agreement between Gary L. Mossman and Cambrex Corporation